Exhibit 3.1

Ross Miller
Secretary of State
204 North Carson Street, Ste. 1
Carson City, Nevada 89701-4299
     (775) 684 5708

Website: secretaryofstate.biz

Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080136856-99
Filing Date and Time: 02/28/2008 3:00 PM
Entity Number C26041-2000

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

    USE BLACK INK ONLY – DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation

         STERLING CAPITAL INVESTMENT GROUP, INC.

2.	The articles of been amended as follows: (provide article numbers, if available):

            Article 1 of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

            The name of the Corporation is CRYSTAL PROPERTIES HOLDINGS, INC

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such great proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

4.	Effective date of filing (optional):

5.	Officer Signature (Required): X /s/ Eugene Koppenhaver, CEO / President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.